NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: Paul Frenkiel, CFO
(215) 735-4422 ext. 5255

REPUBLIC FIRST BANCORP, INC.
REPORTS THIRD QUARTER EARNINGS

Philadelphia, PA, October 19, 2007 – Republic First Bancorp, Inc. (NASDAQ:FRBK), (the “Company”) the holding company for Republic First Bank (PA), today reported third quarter 2007 earnings of $1.2 million or $.12 per diluted share, compared to $2.4 million or $.23* per diluted share for the same quarter in 2006.  Average loans outstanding increased 13% in third quarter 2007 compared to third quarter 2006.

The $.11 per share reduction in earnings in third quarter 2007 compared to third quarter 2006 primarily reflected the following reductions: $.07 per share due to an increase in the provision for loan losses, $.06 per share from the combination of higher rates on deposits and lower rates on loans due to an increase in non-performing loans, and $.01 in one-time costs related to staff reductions. These factors were partially offset by a favorable $.03 per share from loan growth.

For third quarter 2007, interest income increased $1.7 million to $17.7 million from $16.0 million for third quarter 2006. The increase was due primarily to the increase in average loans outstanding, partially offset by the reduction of interest income from the increase in non-performing loans.

For third quarter 2007, interest expense increased $2.2 million to $9.9 million from $7.7 million for third quarter 2006.  The rate on total interest bearing deposits increased 55 basis points to 4.74% in third quarter 2007 compared to 4.19% for the same period in 2006.

Net interest income for third quarter 2007 of $7.8 million was $523,000 less than the third quarter of 2006 as a result of the above factors. Third quarter net interest margin was 3.30% compared to the 4.03% recorded in the third quarter of 2006. The reduction was due primarily to the 55 basis point increase in the rate on total interest bearing deposits and the increase in non-performing loans from $10.0 million at September 30, 2006 to $25.4 million at September 30, 2007.

The Company has historically resolved problem loans with nominal loss. The $8.8 million increase in non-accruals from June 30, 2007 to September 30, 2007 resulted from loans to a single customer of $13 million which are well secured with real estate and losses are not anticipated.  Since June 30, 2007, the Company has reduced existing non-accrual loans by $4 million without loss.  With the $.07 per share increase in the provision for loan losses, the Company has increased the allowance for loan losses to total loans ratio to 1.04%.  Management believes the loan loss reserve is adequate at current levels based upon charge-off history and monthly analysis of problem loans.

Harry Madonna, Chairman and Chief Executive Officer, stated, “The spike in non performing loans was caused by a default on three loans to related borrowers.  The loans were performing loans for over two years and the reason for the default was an alleged fraud by the borrowers involving unrelated loans from other banks.  The loans in question are well collateralized by ongoing businesses and real estate, including a large waterfront property located on the New Jersey shore.  We do not expect any losses from the loans.  Due to the downturn in the housing market, in an abundance of caution, we have increased our loan loss reserves.  The third quarter numbers also include severance costs of employee reductions to assure that the Bank is operating in an efficient manner.”

Total shareholders’ equity stood at $78.4 million with a book value per share of $7.59 at  September 30, 2007, based on outstanding common shares of approximately 10.3 million.  The Company continues to be well capitalized.

 Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC).  The Bank provides diversified financial products through its eleven offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

*  Prior year earnings per share amounts were restated to reflect the 10% stock dividend paid April 17, 2007.

Attachment  #1

Republic First Bancorp, Inc.
Condensed Income Statement
(Dollar amounts in thousands
except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Net Interest Income	$7,804	$8,327	$22,879	$25,822
Provision for Loan Losses	1,282	-	1,425	1,374
Non-interest Income	760	874	2,155	2,833
Non-interest Expenses	5,488	5,503	15,766	15,666
Provision for income taxes	558	1,263	2,535	3,982
Net Income	$1,236	$2,435	$5,308	$7,633

Diluted EPS	$0.12	$0.23 (1)	$0.50	$0.72	(1)

Republic First Bancorp, Inc.
Condensed Balance Sheet
(Dollar amounts in thousands)
(unaudited)

Assets	September 30,	December 31,	September 30,
	2007	2006	2006

Federal Funds Sold and Other Interest Bearing Cash	$65,976	$63,673	$98,322
Investment Securities	91,291	109,176	83,237
Commercial and Other Loans	841,774	792,060	761,803
Allowance for Loan Losses	(8,791)	(8,058)	(7,934)
Other Assets	49,869	51,973	44,916

Total Assets	$1,040,119	$1,008,824	$980,344

Liabilities and Shareholders' Equity:
Transaction Accounts	$359,310	$385,950	$368,121
Time Deposit Accounts	410,579	368,823	374,870
FHLB Advances and Trust Preferred Securities	179,776	165,909	151,980
Other Liabilities	12,082	13,408	13,306
Shareholders' Equity	78,372	74,734	72,067
Total Liabilities and Shareholders' Equity	$1,040,119	$1,008,824	$980,344

(1) Prior year earnings per share has been restated for the 10% stock dividend paid April 17, 2007.

Attachment #2

Republic First Bancorp, Inc.
September 30, 2007
(unaudited)

	At or For the			At or For the
	Three Months Ended			Nine Months Ended
	September 30,	September 30,		September 30,	September 30,
Financial Data:	2007	2006		2007	2006

Return on average assets	0.50%	1.13%		0.73%	1.24%

Return on average equity	6.29%	13.66%		9.21%	15.01%

Share information:

Book value per share	$7.59	$7.16	(1)	$7.59	$7.16	(1)

Actual shares outstanding at period end, net of
treasury shares (416,311 and 275,611 shares, respectively)	10,319,000	10,442,000	(1)	10,319,000	10,442,000	(1)

Average diluted shares outstanding	10,598,000	10,724,000	(1)	10,698,000	10,685,000	(1)

(1) Prior year share information has been restated for the 10% stock dividend payable April 17, 2007.

Attachment #3

Republic First Bancorp, Inc.
September 30, 2007
(Dollars in thousands)
(unaudited)

Credit Quality Ratios:
	September 30,	December 31,	September 30,
	2007	2006	2006

Non-accrual and loans accruing,
but past due 90 days or more	$25,435	$6,916	$9,972

Restructured loans	-	-	-

Total non-performing loans	25,435	6,916	9,972

Other real estate owned	42	572	499

Total non-performing assets	$25,477	$7,488	$10,471

	Nine Months	Twelve Months	Nine Months
	Ended	Ended	Ended
	September 30,	December 31,	September 30,
	2007	2006	2006
Allowance for Loan Losses
Balance at beginning of period	$8,058	$7,617	$7,617
Charge-offs:
Commercial and construction	1,028	601	445
Tax refund loans	-	1,286	1,286
Consumer	2	-	-
Total charge-offs	1,030	1,887	1,731
Recoveries:
Commercial and construction	81	37	35
Tax refund loans	256	927	639
Consumer	1	-	-
Total recoveries	338	964	674
Net charge-offs	692	923	1,057
Provision for loan losses	1,425	1,364	1,374
Balance at end of period	$8,791	$8,058	$7,934

Non-performing loans as
a percentage of total loans	3.02%	0.87%	1.31%

Nonperforming assets as
a percentage of total assets	2.45%	0.74%	1.07%

Allowance for loan losses
to total loans	1.04%	1.02%	1.04%

Allowance for loan losses
to total non-performing loans	34.56%	116.51%	79.56%

Attachment #4

Republic First Bancorp, Inc.
September 30, 2007
(Dollars in thousands )
(unaudited)
		Quarter-to-Date
		Average Balance Sheet

	Three months ended			Three months ended
	September 30, 2007			September 30, 2006

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$837,417	$16,209	7.68%	$742,420	$14,868	7.95%

Investment securities	89,042	1,329	5.97	59,736	915	6.13

Federal funds sold	10,817	139	5.10	18,524	248	5.31

Total interest-earning assets	937,276	17,677	7.48	820,680	16,031	7.75

Other assets	40,513			36,593

Total assets	$977,789	$17,677		$857,273	$16,031

Interest-bearing liabilities:

Interest-bearing deposits	$642,651	$7,675	4.74%	$582,072	$6,078	4.19%

Borrowed funds	162,268	2,198	5.37	114,227	1,626	5.65

Interest-bearing liabilities	804,919	9,873	4.87	696,299	7,704	4.39

Non-interest and
interest-bearing funding	885,565	9,873	4.42	775,241	7,704	3.94

Other liabilities:	14,266			11,309

Total liabilities	899,831			786,550

Shareholders' equity	77,958			70,723

Total liabilities &
shareholders' equity	$977,789			$857,273

Net interest income		$7,804			$8,327

Net interest margin			3.30%			4.03%

Attachment #5

Republic First Bancorp, Inc.
September 30, 2007
(Dollars in thousands )
(unaudited)
		Year-to-Date
		Average Balance Sheet

	Nine months ended			Nine months ended
	September 30, 2007			September 30, 2006

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$819,243	$47,166	7.70%	$714,695	$42,773	8.00%

Investment securities	98,571	4,232	5.72	48,300	1,991	5.50

Federal funds sold	14,424	543	5.03	25,039	900	4.81

Total interest-earning assets	932,238	51,941	7.45	788,034	45,664	7.75

Other assets	39,029			36,940

Total assets	$971,267	$51,941		$824,974	$45,664

Interest-bearing liabilities:

Interest-bearing deposits	$662,307	$23,368	4.72%	$576,972	$16,281	3.77%

Borrowed funds	139,188	5,694	5.47	86,603	3,561	5.50

Interest-bearing liabilities	801,495	29,062	4.85	663,575	19,842	4.00

Non-interest and
interest-bearing funding	879,997	29,062	4.42	746,806	19,842	3.55

Other liabilities:	14,184			10,194

Total liabilities	894,181			757,000

Shareholders' equity	77,086			67,974

Total liabilities &
shareholders' equity	$971,267			$824,974

Net interest income		$22,879			$25,822

Net interest margin			3.28%			4.38%